EXHIBIT (a)(1)(D)

CLEARONE COMMUNICATIONS, INC.

OFFER TO PURCHASE FOR CASH

UP TO 2,000,000 SHARES OF ITS COMMON STOCK
AT
A PURCHASE PRICE NOT GREATER THAN $5.00 OR LESS THAN $4.00 PER SHARE

_______________________________________________________________________________

THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT,
 EASTERN TIME, ON TUESDAY, SEPTEMBER 16, 2008, UNLESS THE TENDER OFFER IS EXTENDED.
_______________________________________________________________________________

August 18, 2008

To	Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:

We are enclosing the material listed below relating to the offer of ClearOne Communications, Inc., a Utah corporation (the “Company”), to purchase up to 2,000,000 shares of its common stock, par value $.001 (such shares, together with associated common stock purchase rights, between the Company and American Stock Transfer & Trust Company as acting Rights Agent for purposes of the Tender Offer, are hereinafter referred to as the “Shares”), at a price not greater than $5.00 nor less than $4.00 per Share (the “Purchase Price”), net to the seller in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 18, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together constitute the “Tender Offer”).

The Company will, upon the terms and subject to the conditions of the Tender Offer, purchase 2,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Tender Offer.  The Company will pay the Purchase Price for all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Tender Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions.  Certificates representing Shares not purchased because of proration will be returned at the Company’s expense.  The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Tender Offer.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.  SEE SECTION 6 OF THE OFFER TO PURCHASE.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or that hold Shares registered in their own names.  Please bring the Tender Offer to their attention as promptly as possible.  The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.   The Offer to Purchase;

2.   The Letter of Transmittal for your use and for the information of your clients;

3.   A letter to shareholders of the Company from Zeynep Hakimoglu, Chairman, President, and Chief Executive Officer;

4.   The Notice of Guaranteed Delivery to be used to accept the Tender Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase);

5.   A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Tender Offer; and

6.   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to United States federal income tax backup withholding.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, ON TUESDAY, SEPTEMBER 16, 2008, UNLESS THE TENDER OFFER IS EXTENDED.

The Company will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Shares pursuant to the Tender Offer.  The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding materials relating to the Tender Offer to your customers.  The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Tender Offer, subject to Instruction 7 of the Letter of Transmittal.

In order to take advantage of the Tender Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

As described in the Offer to Purchase, if more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Tender Offer) have been validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) the Company will accept Shares for purchase in the following order of priority: (i) all Shares validly tendered and not withdrawn prior to the Expiration Date by any shareholder that owned beneficially as of the close of business on August 18, 2008 and that continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and that validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE TENDER OFFER.  HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER SHARES OR REFRAIN FROM TENDERING THEIR SHARES.  EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MAY SHARES AND AT WHAT PURCHASE PRICE(S) THEIR SHARES SHOULD BE TENDERED.  THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE TENDER OFFER.

Any questions or requests for assistance may be directed to the Company at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.  Additional copies of the enclosed materials may be requested from the Company.

Very truly yours,

ClearOne Communications, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEPOSITARY, OR  AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE  DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.